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                                                                     Exhibit 5.1

                            [LETTERHEAD OF JONES DAY]

                                February 12, 2003

Shiloh Industries, Inc.
Suite 202, 103 Foulk Road
Wilmington, Delaware 19803

          Re: Registration Statement on Form S-8 for the Shiloh Industries, Inc.
              Amended and Restated 1993 Key Employee Stock Incentive Plan


Ladies and Gentlemen:

                  We have acted as counsel for Shiloh Industries, Inc., a Delaware corporation (the "Company"), in connection with the filing of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register under the Securities Act of 1933 (the "Act") 1,250,000 additional shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), that may be issued and sold in accordance with Shiloh Industries, Inc. Amended and Restated 1993 Key Employee Stock Incentive Plan (the "Plan"). In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares that may be issued and sold pursuant to the Plan will be, when issued and sold in accordance with such Plan (and the authorized forms of stock option agreements thereunder), duly authorized, validly issued, fully paid and nonassessable; provided that such consideration is at least equal to the stated par value of the Shares and that the Company at such time has sufficient authorized but unissued shares of Common Stock remaining under its Restated Certificate of Incorporation.

                  Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.

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February 12, 2003
Page 2

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                Very truly yours,

                                /s/ Jones Day